Exhibit A
JOINT FILING AGREEMENT
     The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: February 14, 2008	VEDANTA RESOURCES PLC
	By:	/s/ Kuldip Kumar Kaura
		Name:	Kuldip Kumar Kaura
		Title:	Managing Director and CEO

Dated: February 14, 2008	VEDANTA RESOURCES HOLDINGS LIMITED
	By:	/s/ Anil Agarwal
		Name:	Anil Agarwal
		Title:	Director

Dated: February 14, 2008	TWIN STAR HOLDINGS LIMITED
	By:	/s/ Tarun Jain
		Name:	Tarun Jain
		Title:	Director

Dated: February 12, 2008	VOLCAN INVESTMENTS LIMITED
	By:	/s/ E. Isaac Collie
		Name:	E. Isaac Collie
		Title:	Director/Elco [Secretary] Ltd.

Dated: February 12, 2008	ANIL AGARWAL DISCRETIONARY TRUST
	By:	/s/ E. Isaac Collie
		Name:	E. Isaac Collie
		Title:	Director/(Onclave PTC Limited, Trustee)

Dated: February 12, 2008	ONCLAVE PTC LIMITED
	By:	/s/ E. Isaac Collie
		Name:	E. Isaac Collie
		Title:	Director

Dated: February 14, 2008	ANIL AGARWAL
/s/ Anil Agarwal